UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934.
333-133770
(Commission File Number)
Volkswagen Auto Loan Enhanced Trust 2007-1
(Exact name of Issuing Entity as specified in its charter)
Volkswagen Auto Lease/Loan Underwritten Funding, LLC
(Exact name of Depositor/Registrant as specified in its charter)

State of Delaware (State or other jurisdiction of incorporation or organization)	11-3650483 20-7188954 (I.R.S. Employer Identification Nos.)

2200 Ferdinand Porsche Drive
Herndon, Virginia	20171
(Address of principal executive offices of registrant)	(Zip Code)
(703) 364-7000
(Registrant’s telephone number, including area code)
Volkswagen Auto Loan Enhanced Trust 2007-1
5.31720% Auto Loan Asset Backed Notes, Class A-1
5.29% Auto Loan Asset Backed Notes, Class A-2
5.2% Auto Loan Asset Backed Notes Class A-3
LIBOR + 0.00% Auto Loan Asset Backed Notes, Class A-4
(Title of each class of securities covered by this Form)
N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a)
or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1) ☐
Rule 12g-4(a)(2) ☐
Rule 12h-3(b)(1)(i) ☑
Rule 12h-3(b)(1)(ii) ☐
Rule 15d-6 ☑
     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, each Co-Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 24 , 2010	Volkswagen Auto Lease/Loan Underwritten Funding, LLC
	By:	/s/ Martin Luedtke
		Name:	Martin Luedtke
		Title:	Treasurer

	By:	/s/ Lawrence S. Tolep
		Name:	Lawrence S. Tolep
		Title:	Assistant Treasurer

Volkswagen Auto Loan Enhanced Trust 2007-1
	By:	VW Credit, Inc., as Administrator

	By:	/s/ Martin Luedtke
		Name:	Martin Luedtke
		Title:	Treasurer

	By:	/s/ Lawrence S. Tolep
		Name:	Lawrence S. Tolep
		Title:	Assistant Treasurer